IN THE UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF FLORIDA
                             WEST PALM BEACH DIVISION

In re:

eCOM eCOM.COM, INC.,                             Chapter 11

          Debtor.                        Case No. 04-35435-BKC-SHF



                         DISCLOSURE STATEMENT FOR JOINT PLAN OF
                         --------------------------------------
               REORGANIZATION OF DEBTOR AND AMERICAN CAPITAL HOLDINGS, INC.
               -------------------------------------------------------------


KLUGER, PERETZ, KAPLAN & BERLIN, P.L.
Michael D. Seese
201 South Biscayne Boulevard
17th Floor
Miami, Florida 33131
Telephone:     (305) 379-9000
Facsimile:     (305) 379-3428
Counsel for Debtor

     - and -

SCHIFF HARDIN LLP
Michael Yetnikoff
6600 Sears Tower
Chicago, Illinois 60606
Telephone:     (312) 258-5500
Facsimile:     (312) 258-5600
Counsel for American Capital Holdings, Inc.

Dated:     August 25, 2006



















                                  DISCLAIMER:

       THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (THE "DISCLOSURE STATEMENT") AND EXHIBITS HERETO RELATES TO THE DEBTOR'S PLAN OF REORGANIZATION (AS IT MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED), AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON SUCH PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

       ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. SUMMARIES OF THE PLAN AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED OR REFERRED TO HEREIN AND IN THE PLAN.

       THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH 11 U.S.C.
SECTION 1125 AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE (THE "BANKRUPTCY RULES") AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER LAWS GOVERNING DISCLOSURE OUTSIDE THE CONTEXT OF THE BANKRUPTCY CODE. NEITHER THE SECURITIES TO BE DISTRIBUTED NOR THIS DISCLOSURE STATEMENT HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC APPROVED OR DISAPPROVED OF THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

       AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT AND APPENDICES HERETO WILL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING NOR WILL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN THE DEBTOR.

       NO PARTY IS AUTHORIZED TO PROVIDE TO ANY OTHER PARTY ANY INFORMATION CONCERNING THE PLAN OTHER THAN THE CONTENTS OF THIS DISCLOSURE STATEMENT. THE DEBTOR HAS NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTOR'S OR THE VALUE OF ITS PROPERTY OTHER THAN THOSE SET FORTH IN THIS DISCLOSURE STATEMENT. HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT RELY ON ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN YOUR ACCEPTANCE OF THE PLAN THAT ARE OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE PLAN.

       CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE FORWARD-LOOKING PROJECTIONS AND FORECASTS BASED UPON CERTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE PROJECTIONS AND FORECASTS SET FORTH HEREIN. NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT, EXPRESS OR IMPLIED, IS INTENDED TO GIVE RISE TO ANY COMMITMENT OR OBLIGATION OF THE DEBTOR OR WILL CONFER UPON ANY PERSON ANY RIGHTS, BENEFITS OR REMEDIES OF ANY NATURE WHATSOEVER.

       THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR THE CONFIRMATION OF THE PLAN WILL CREATE ANY IMPLICATION, UNDER ANY CIRCUMSTANCES, THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS CORRECT AT ANY TIME AFTER THE DATE HEREOF OR THAT THE DEBTOR WILL BE UNDER ANY OBLIGATION TO UPDATE SUCH INFORMATION IN THE FUTURE.

       ANY PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE DEBTOR'S MANAGEMENT. ANY PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE AT THE TIME THEY WERE MADE, MAY NOT BE ACHIEVED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTOR'S CONTROL. THE DEBTOR CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE DEBTOR'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANC E OF THE ACTUAL RESULTS THAT WILL OCCUR.

       THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                   ARTICLE I.
                                   ----------
                                  INTRODUCTION
                                  ------------

       eCom eCom.com, Inc. ("eCom" or the "Debtor"), debtor in possession in this Chapter 11 Case, and American Capital Holdings, Inc. ("ACH") submit this Disclosure Statement pursuant to section 1125 of the Code to holders of Claims against and Equity Interests in the Debtor in connection with (i) the solicitation of acceptances of the Joint Plan of Reorganization of Debtor and ACH dated August 11, 2006 (as amended, supplemented or otherwise modified, the "Plan"), filed by the Debtor with the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division (the "Court") and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for ____________ (Eastern Time). Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

A. General
   -------
       On November 29, 2004, an involuntary petition was filed against eCom under Chapter 11 of the Code (the "Petition Date"). On May 16, 2005, the Court entered an order for relief under Chapter 11. Since that time, the Debtor has continued in the possession of its assets and in the management of its business as a debtor in possession pursuant to sections 1107 and 1108 of the Code.

       Chapter 11 is the principal business reorganization chapter of the Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

       The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession".

       The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the terms for satisfying claims against and equity interests in a debtor. Upon confirmation of a plan of reorganization, the plan is binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debts that arose prior to the date of confirmation of the plan and substitutes the obligations specified under the confirmed plan.

       After a plan of reorganization has been filed, holders of certain claims against or equity interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, section 1125 of the Code requires a debtor to prepare a disclosure statement in accordance with, and containing adequate information as defined in, section 1125 of the Code.

       The Plan will be funded entirely by New Funding consisting of a loan by ACH to the Reorganized Debtor by ACH, which will be used to fund all obligations under the Plan. The projected sources and uses of the New Funding are set forth in Exhibit B to the Plan. New Common Stock shall be issued as set forth in Exhibit A to the Plan to certain holders of Allowed Unsecured Claims and to ACH in full satisfaction of the DIP Financing.

       Except as otherwise provided in the Plan, on the Effective Date of the Plan, all Assets of the Debtor shall vest in the Reorganized Debtor. The Reorganized Debtor shall assume all of the Debtor's rights, obligations and liabilities under the Plan.

B. Disclosure Statement Overview
   -----------------------------
       Attached as exhibits to this Disclosure Statement are copies of the following:

*     Exhibit A - The Plan

*     Exhibit B - Disclosure Statement Order

*     Exhibit C - Three-Year Trading Price of eCom Common Stock

       In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Equity Interests that the Debtor believes are entitled to vote to accept or reject the Plan.

       On [________], 2006, after notice and a hearing, the Court entered an order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtor's creditors and holders of equity interests to make an informed judgment whether to accept or reject the Plan, and establishing certain procedures with respect to the solicitation of votes to accept or reject the Plan (the "Disclosure Statement Order"). A copy of the Disclosure Statement Order is being delivered with this Disclosure Statement. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

       The Disclosure Statement Order sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or Equity Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Code.

C. Holders of Claims and Equity Interests Entitled to Vote
   -------------------------------------------------------
       Pursuant to the Code, only holders of Allowed Claims or Equity Interests in Classes of Claims or Equity Interests that are Impaired within the meaning of section 1124 of the Code ("Impaired") that are entitled to receive Distributions under the Plan, are entitled to vote to accept or reject such Plan. Classes of Claims or Equity Interests in which the holders of such Claims or Equity Interests are not Impaired under the Plan are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

       Under the Plan, holders of holders of Class 1 Claims and Class 2 Claims are not Impaired and are not entitled to vote on the Plan. Holders of Claims in Classes 3A and 3B are Impaired and are entitled to vote on the Plan. Holders of Class 4 Equity Interests are not Impaired. These holders shall receive notice of the Confirmation Hearing pursuant to the Notification Order, but shall not be entitled to vote on the Plan. To the extent Class 4 holders are deemed Impaired under the Plan, these holders shall be deemed to have rejected the Plan, and the Plan shall be confirmed under section 1129(b) of the Code.

D. Voting Procedures
   -----------------
       If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you may receive separate Ballots which must be used for each separate Class of Claims. Please vote and return your Ballot(s) to (unless otherwise provided in the Disclosure Statement Order):

                               IF BY MAIL OR
                       HAND OR OVERNIGHT DELIVERY:

                    Office of the Clerk of the Court
                     United States Bankruptcy Court
                    51 S.W. First Avenue, Room 1517
                          Miami, Florida 33131

       DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.

       TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 5:00 P.M., EASTERN TIME, ON ____________. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

       Any Claim in an Impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtor as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim has obtained an order of the Court temporarily allowing such Claim for the purpose of voting on the Plan.

       The Court entered an order setting ____________ as the record date for voting on the Plan. Accordingly, only holders of record as of _________________ that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

       If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please contact counsel for the Proponents at the addresses or phone numbers listed in Article V.

E. Vote Required for Acceptance; Best Interests; Binding Effect
   ------------------------------------------------------------
       The Code defines acceptance of a plan by an impaired class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of the claims of that class which actually cast ballots. The Code defines acceptance of a plan by an impaired class of equity interests as acceptance by holders of at least two-thirds in amount of the equity interests of that class that actually casts ballots. The vote of a holder of a claim or equity interest may be disregarded if the bankruptcy court determines, after notice and a hearing, that the acceptance or rejection was not solicited or procured in good faith.

       In addition, section 1129 of the Code requires that a plan of reorganization be accepted by each holder of a claim or equity interest in an Impaired class or that the plan be found by the court to provide the holder with at least as much value on account of the claim or interest as it would receive if the debtor were liquidated under chapter 7 of the Code.

       Confirmation of the Plan will make the Plan binding upon the Debtor, holders of Claims against and Equity Interests in the Debtor, and other parties in interest regardless of whether they have accepted the Plan, and such holders of Claims and/or Equity Interests will be prohibited from receiving payment from, or seeking recourse against, the Reorganized Debtor or any assets that are distributed to other holders of Claims and/or Equity Interests under the Plan. In addition, confirmation of the Plan will enjoin creditors and equity interest holders from taking a wide variety of actions on account of a debt, claim, liability, interest or right that arose prior to the Confirmation Date. As of the Effective Date of the Plan, confirmation will also operate as a discharge of all Claims against, and Equity Interests in, the Debtor, to the fullest extent authorized by section 1141(d) of the Code.

F. Confirmation Hearing
   --------------------
       Pursuant to section 1128 of the Code, the Confirmation Hearing will be held on ____________ at ____________ (Eastern Time), before The Honorable Steven
H. Friedman, United States Bankruptcy Judge, United States Bankruptcy Court, Southern District of Florida, West Palm Beach Division, 1675 Palm Beach Lakes Boulevard, 8th Floor, West Palm Beach, Florida 33401. The Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before ___________ (Eastern Time) by (i) ____________. The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or any adjourned Confirmation Hearing.

G. Effective Date
   --------------
       The Plan may not be consummated immediately upon confirmation, but only upon the Effective Date. The Effective Date will not occur unless various conditions to confirmation and consummation are satisfied (or waived pursuant to, and in accordance with, the terms of the Plan). The Confirmation Order may be vacated if the conditions to the Effective Date are not timely met or waived.

       Because of the conditions to the Effective Date provided in the Plan, a delay may occur between confirmation of the Plan and the Effective Date. There is no assurance that the conditions to the Effective Date will be fulfilled, or that any condition that is not fulfilled will be waived.


                                  ARTICLE II.
                                  -----------
                 OVERVIEW OF DISTRIBUTIONS UNDER THE PLAN
                 ----------------------------------------
       The following briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan. This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

      Type of Claim
        or Equity    Estimated                                        Estimated
Class   Interest      Amounts          Treatment                       Recovery
----- ------------- ---------- -------------------------------------- ----------

1   Allowed Other    See Plan   Not Impaired.  Each holder of an         100%
    Priority Claims  Exhibit A  Allowed Other Priority Claim shall receive, in full satisfaction, release
                                and exchange for such Claim, Cash in an
                                amount equal to the Allowed Amount of
                                such Class 1 Claim in accordance with
                                section 1129(a)(9) of the Code
                                commencing on the later of the Effective
                                Date and the date such Claim becomes an
                                Allowed Claim, or as soon thereafter as
                                is reasonably practicable.

2   Allowed          None       Not Impaired.  Each holder of an         100%
    Secured Claims              Allowed Secured Claim shall receive, in
                                full satisfaction, release and exchange
                                for such Claim, (i)_Cash in the Allowed
                                Amount of such Class 2 Claim, or (ii)
                                the Debtor shall abandon the Collateral
                                securing such Allowed Secured Claim, on
                                the later of the Effective Date, or the
                                date such Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable. To the extent that any holder of such Secured Claim believes it possesses an unsecured deficiency claim within the meaning of section 506 of the Code, such holder must request a determination as to the amount of such deficiency claim prior to the commencement of the first scheduled Confirmation
                                Hearing, or such claim will be extinguished and forever barred. The Debtor is not aware of any Secured Claims.


3A  Allowed         See Plan    Impaired.  Subject to the terms of      100% in
    Unsecured       Exhibit A   Section 5.04(a) of the Plan, each       Cash or
    Claims                      holder of an Allowed Unsecured Claim    New
                                shall receive, pursuant to the Class    Common
                                3A Election, in full satisfaction,      Stock
                                release and exchange for such Claim,
                                either (a) Cash in an amount equal to
                                the Allowed Amount of such Unsecured
                                Claim, or (b) New Common Stock of the
                                Reorganized Debtor valued at $0.026
                                per share, of a value equal to the
                                Allowed Amount of such Unsecured Claim,
                                on the later of (i) the Effective Date,
                                or (ii) the date such Claim becomes an
                                Allowed Claim, or as soon thereafter as
                                is reasonably practicable. Exhibit A to the Plan sets forth the number of shares of New Common Stock expected to be issued under the Plan to holders of Claims in Classes 3A and 3B, and in repayment of the DIP Financing. The Class 3A Election shall be made on the Ballot. Holders of Class 3 Claims which do not indicate an election on the Ballot shall be deemed to have chosen to receive New Common Stock and not Cash.

3B   Allowed Insider See Plan   Impaired.  Following full satisfaction    100%
     Unsecured       Exhibit A  of the Allowed Class 3A Claims            in New
     Claims                     (either in Cash or New Common Stock,      Common
                                pursuant to the Class 3A Election), each Stock holder of an Allowed Insider Unsecured
                                Claim shall receive, in full satisfaction, release and exchange of such Claim, shares of New Common Stock of the Reorganized
                                Debtor, valued at $0.026 per share, of a value equal to the Allowed Amount of such Claim, on the later of (i) the Effective
                                Date, and (ii) the date such Claim becomes an Allowed Insider Unsecured Claim, or as soon thereafter as is reasonably practicable thereafter. Exhibit A to the Plan sets forth the number of shares of New Common
                                Stock expected to be issued to holders of Claims in Classes 3A and 3B, and in repayment of the DIP Financing.

4   Allowed Equity  See Plan    Not Impaired.  The holders of Allowed  Retention
    Interests       Exhibit A   Equity Interests shall be entitled to  of Equity
                                retain their Equity Interests in the   Interests
                                Reorganized Debtor, subject to the
                                issuance of the New Common Stock of the
                                Reorganized Debtor pursuant to section
                                8.03 of the Plan.  Other than retaining
                                their Equity Interests in the Debtor,
                                the holders of Allowed Class 4 Equity
                                Interests shall not be entitled to
                                receive any Distribution under the Plan
                                on account of such Equity Interests.
                                Exhibit A to the Plan sets forth the
                                number of shares of New Common Stock to
                                be issued under the Plan to holders of
                                Claims in Classes 3A and 3B, and in
                                repayment of the DIP Financing.  To the
                                extent Class 4 Interests are deemed
                                Impaired, Class 4 holders shall not be
                                solicited to vote, but rather shall be
                                deemed to have rejected the Plan, and the Plan may be confirmed under section 1129(b) of the Code pursuant to section 5.02 of the Plan.


                                 ARTICLE III.
                                -------------

                              GENERAL INFORMATION
                              -------------------

A. Description and History Of The Debtor
   -------------------------------------

1. Organizational Structure and Background of the Debtor
   -----------------------------------------------------
       The Debtor is a Florida corporation with its principal place of business located in Palm Beach Gardens, Florida. The Debtor has one class of stock which is Common stock with a par value of $0.0001. There are 300,000,000 shares authorized and 49,955,112 shares outstanding. The shareholders of the Debtor who own more than five (5) percent or more of the voting securities and the percentage of stock owned by each are as follows:


Name and Address      Number of Shares Owned       % of Shares Outstanding
--------------------  ------------------------   --------------------------
David J. Panaia  Family       8,187,459                   16.39%
(1)Palm Beach Gardens, FL

(1) David J. Panaia, a former officer and director of the Debtor (now deceased), was the beneficial owner of 400,000 shares held in the name of the Panaia Family Trust and 41,500 shares held in the name of Barbara Panaia, wife of decedent David J. Panaia.

Richard C. Turner             4,617,400                   9.24%
Palm Beach Gardens, FL


2.     History of eCom
      ---------------
       The Debtor's business was incorporated in the State of Florida on June 14, 1994. Since the Debtor's inception, its business operations include research, feasibility studies, development of business plans and operating procedures, acquisition analysis, raising of capital, promotion, identification of key executives and administrative functions.

       On January 5, 1996, the Debtor expanded by acquiring the assets of Performance Paintball Products, Inc. of Riviera Beach, Florida in exchange for a note in the amount of $101,295.00. The assets consisted of inventory, property and equipment necessary to conduct the business of producing the Viper M1 paintball marker and related accessories. Included in the purchase were exclusive rights to use of the Viper name and related technology.

       The Viper marketing program, including use of internet web sites, publication of articles in leading paint ball industry magazines, demonstrations at trade shows, distribution of manuals, brochures and other marketing materials to dealers and establishment of a telemarketing department, created a demand for the Viper M1 marker that resulted in a backlog of orders. Expansion of the Internet web site for the USA SportsNet business unit and testing of the Saf-T-Net software bundle continued.

       On November 21, 1996, the Debtor's initial public offering of common stock for up to $9,000,000 became effective. The offering consisted of 30,000 units of common stock at $300 per unit, each unit consisting of 50 shares.

       In 1999, eCom reached record trading volume and a historical high share price of $21.50, with a resulting market capitalization of around $250 million. However, since it peak in 1999, eCom has been in a state of steady decline.
When eCom was unable to pay its auditors, eCom was unable to keep its Securities and Exchange Commission ("SEC") filings current. Presently, eCom is thinly traded on the Pink Sheets, with a 52-week high of $0.23, and an ask price of
0.015 cents per share as of July 24, 2006. eCom's market capitalization has shrunk to less than $500,000, which, without a qualified reorganization plan, could easily shrink further, as eCom has a negative net worth.

       A chart of the three-year trading prices of eCom's common stock is attached hereto as Exhibit C.

3.     Debtor's Effort to Refocus and Redirect its Assets
      --------------------------------------------------
       The Debtor's Annual Report on Form 10-K for the period ending May 31, 2003 disclosed the Debtor's redirection of its business assets to focus on only three of its current business segments. Management opined that the businesses that would realize the greatest yield for the Debtor were:

           * USA SportsNet Company, Palm Beach Gardens, Florida Product Line:
e-
Commerce business through Internet auction, sale and swapping of sports memorabilia.

      * USA Performance Products, Inc., Riviera Beach, Florida Product Line:
Manufactures and distribution of the Viper M1 paintball gun line. An M16 look alike gun which fires in all weather and is made entirely in the USA.

      * MyZipSoft, Inc., Palm Beach Gardens, Florida Product Line: Development and distribution of software. Its first product is a high-compression software called MyPhotoZip (TM).

       The Debtor's strategy was refocused to provide an affordable, user-friendly technological platform and professional resources to facilitate web business development. All other operations of the Debtor were placed on hold indefinitely.

       The Debtor also announced its intent to spin-off all ten (10) of its subsidiaries: USA SportsNet, Inc., USA Performance Products, Inc., eSecureSoft Corp., USAS Digital, Inc., Pro Card Corporation, AAB National Company, A Classified Ad, Inc., Swap and Shop.net Corp., A Super Deal.com, Inc. and MyZipSoft, Inc., since the Debtor did not have the financial resources necessary to develop all of its ten (10) business units collectively.

       On December 18, 2003, USA SportsNet, Inc. entered into a definitive Asset Acquisition Agreement with American Capital Holdings, Inc. The record date for the spin-off of USA SportsNet, Inc. (later renamed American Capital Holdings, Inc.) from the Debtor was January 5, 2004. The record date for the second spinoff, MyZipSoft, Inc. was February 23, 2004. On March 2, 2004, the Board of Directors of eCom eCom.com, Inc. approved the spinoff of USA Performance Products, Inc. and the remaining seven (7) spinoff companies in which the Board of Directors voted to issue to their shareholders one (1) share of the company for every one (1) share of eCom eCom.com, Inc. owned with a record date to be announced.

B. The Events Precipitating the Bankruptcy
   ---------------------------------------
       In a press release published by the Chairman of eCom eCom.com, Inc., David J. Panaia, on March 29, 2004, the Debtor announced Barney A. Richmond had been appointed President of eCom for the purpose of spinning off ten (10) of the Debtor's wholly owned subsidiaries.

       On May 24, 2004, ACH (f/k/a USA SportsNet, Inc.) filed a Form 10-SB with the SEC. On July 27, 2004 American Capital's Form 10SB became effective by the SEC.

       On June 4, 2004, the Board of Directors of the Debtor passed a corporate resolution to spinoff the remaining subsidiaries of eCom eCom.com, Inc. and authorized whatever action necessary to complete this process including acquisitions and mergers. The corporate resolution was signed by David J. Panaia (Chairman, CEO and Secretary), Richard C. Turner (Director and Treasurer) and Barney A. Richmond (Director and President).

       The motion in the above described June 4, 2004 board resolution included the instructions for the distribution of stock by its Transfer Agent, Florida Atlantic Stock Transfer (FAST) to the proper entities when the share certificates were properly exercised and costs relating to the issuance of these shares were paid in full. However, eCom was not able to pay FAST the amounts required to send out the stock certificates to the shareholders, and accordingly, the shares were not issued as stated.

       ACH was inundated with hundreds and hundreds of telephone calls from eCom shareholders, requesting delivery of their promised spin-off shares. Numerous shareholders demanded delivery of their promised share certificates and others threatened legal action against eCom.

       In order to comply with General Accepted Accounting Principles with respect to ACH's audits, Mr. Panaia had previously agreed to sign promissory notes for the loans provided by American Capital as soon as all parties could determine the exact amounts of the then forthcoming invoices (whose amounts were unknown until received) by the SEC qualified accounting firm, Wieseneck & Andres, P.A. When these accounting invoices and other expense invoices were received in early August 2004, Mr. Panaia refused to return telephone calls, sign accounting confirmation requests from ACH accountants, or sign the necessary promissory notes.

       ACH's numerous attempts to have Mr. Pania execute the aforementioned promissory notes proved unsuccessful. On November 16, 2004, an additional letter was sent to Mr. Panaia, requesting the execution of the promissory notes and the additional information needed for the completion of the ACH audits for the SEC filings. These confirmation letters and further information needed to complete the financial audits went unanswered by Mr. Panaia. eCom failed to file a current report on Form 8-K disclosing eCom's de-listing from the OTCBB.

       Due to the above described dilemma resulting from Mr. Panaia's refusal to address the monies advanced by ACH to eCom, on November 22, 2004, Barney A. Richmond resigned as an Officer and Director of eCom. Mr. Panaia failed to file a current report on Form 8-K disclosing Mr. Richmond's resignation. Being there were no other options available to eCom's creditors and its shareholders, on November 29, 2004, an involuntary bankruptcy petition was filed against eCom.

C. The Involuntary Petition
   ------------------------
       On November 29, 2004, an involuntary petition was filed against eCom under Chapter 11 of Title 11 of the United States Code. Thereafter, eCom requested three (3) extensions to reply to the involuntary petition due to Mr. Panaia's health-related issues. With consideration to Mr. Panaia's declining health, all of the petitioning creditors voluntarily consented to these extensions.


                                  ARTICLE IV.
                                  -----------
                         EVENTS DURING THE CHAPTER 11 CASE
                         ---------------------------------

A. Bankruptcy Events
   -----------------
       At a status conference conducted by the Court on or about May 16, 2005, the Court, for the first time, learned that eCom was not represented by bankruptcy counsel. Consequently, the Court entered the Order for Relief and issued an order to show cause as to why the Case should not be dismissed. The Court scheduled a status conference for June 6, 2005 and directed the Debtor to obtain counsel.

       On June 3, 2005, eCom retained the legal services of Kluger, Peretz, Kaplan & Berlin, P.L. ("KPKB") as bankruptcy counsel. In this regard, eCom filed (i) an application to retain KPKB, (ii) a request to borrow debtor-in-possession financing from ACH in the amount of $100,000.00, (iii) a request to appoint Barney A. Richmond as acting chief executive officer, and (iv) a request to provide electronic service to shareholders vie eCom's web site and to use Executive Mail Service to afford notice of the Case, the Bar Date, and the order authorizing the debtor to provide electronic service on shareholders. All of the foregoing requests were granted by the Court at hearing on June 6, 2005.

B. Other Post-Petition Events
   --------------------------
       On January 24, 2005, the Debtor was delisted from trading on the OTC Bulletin Board and began trading on the pink sheets for failing to file the Debtor's November 30, 2004 quarterly report. This delisting occurred because the Debtor's auditors had not been paid. Therefore, in accordance with the auditor independence provision in Sarbanes-Oxley Act of 2002 and AICPA Code of Professional Conduct, the auditors could not be deemed independent.

       Additionally, ACH has been forced to continue financial assistance steps on behalf of the Debtor to bring the Debtor and the spun-off subsidiaries current with their SEC qualified accountants, other creditors and to pay a certain portion of credit card debts loaned to the Debtor by its former employee, Richard Turner.

       In order to protect its investment in eCom, ACH and current management of eCom proceeded with a plan to recapture the lost shareholder value of eCom. Undertaking this endeavor, the management of ACH and eCom's directors, Barney A. Richmond and Richard Turner, realized that the CEO of eCom, David J. Panaia, had not abided by what he originally set forth in the press releases regarding the previously announced spin-off plan. It was then determined by many of the shareholders that eCom was more than in financial turmoil and that Mr. Panaia did not have the resources to complete which he had publicly stated.

       During the period from late December 2004 thru mid-March 2005, ACH and the petitioning creditors sympathized with the declining health of eCom's CEO, David J. Panaia. The petitioning creditors were forced to incur considerable additional costs to honor what was promised to eCom's shareholders by the former management. These costs included expenses to bring all of the spin-off companies current with their SEC filings, federal tax returns, state income tax returns, state filing fees, accounting expenses, SEC auditing expenses, legal, administrative and other business related expenses.

       This endeavor included the preparation of (a) thirty (30) Form 10-QSBs;
(b); ten (10) Form 10-Ks; ten (10) Form 10-SB Registration Statements; (d) twenty six (26) total State and Federal Tax Returns; (e) ten (10) applications for the required SEC EDGAR CIK Numbers; and (f) ten (10) Transfer Agent-required Standard & Poor's Cusip Numbers.

       Additionally, there has been a tremendous administrative effort in bringing all the spin-off companies current with respect to public company reporting requirements, including the Sarbanes-Oxley Act. On March 20, 2005, the Chairman/CEO and majority shareholder of eCom, David J. Panaia, died from health complications. The former president and director of eCom, Richard C. Turner, is acting as interim CEO for eCom, without compensation. By order of the Court, Barney A. Richmond, was appointed as the Debtor's acting chief executive officer without compensation. It is expected that both Mr. Richmond and Mr. Turner will remain with the Debtor, without compensation, until the proposed reorganization plans are confirmed.

       The issuance of share certificates of the spun off Subsidiaries were sent via certified mail on June 2, 2005 to the shareholders of record as of May 31, 2005. eCom filed current reports on Form 8-K on May 31, 2005 and disclosing same on June 2, 2005.

       On behalf of eCom, ACH filed the requisite filings ACH believed were necessary to bring eCom within SEC compliance. At the request of the SEC, the Forms 10-SB filed for the spun-off Subsidiaries were subsequently withdrawn.

       On August 4, 2005, the Court entered the Notification Order providing, among other things, for service of notice of the hearing on this Disclosure Statement to all shareholders.

       This Plan provides a mechanism through which Claims may be classified and treated and which will enable eCom to emerge from these Chapter 11 proceedings, with shareholders retaining their equity interests in the Debtor, subject to the issuance of New Common Stock as set forth in Exhibit A to the Plan.

       Public reports filed with the SEC on behalf of the Debtor may be found at www.sec.gov, and may be obtained for free at that website. Information about the common stock of the Debtor, including trading prices of eCom's common stock, may be obtained at the Debtor's website, ecomecom.net, also at no charge.

       Attached hereto as Exhibit C is a chart showing the three-year trading prices of the Debtor's common stock.


                                    ARTICLE V.
                                    ----------
                            THE PLAN OF REORGANIZATION
                            --------------------------

       Upon confirmation of the Plan, and in accordance with the Confirmation Order, the Debtor or Reorganized Debtor, as the case may be, will be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan. In addition to the provisions set forth elsewhere in the Plan, the following shall constitute the means for implementation of the Plan.

       THE PLAN IS ANNEXED HERETO AS EXHIBIT A AND IS AN INTEGRAL PART OF THIS DISCLOSURE STATEMENT. THE SUMMARY OF THE PLAN SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PROVISIONS OF THE PLAN AND THE SUMMARY CONTAINED HEREIN, THE TERMS OF THE PLAN WILL GOVERN.

A. Summary of the Plan
   -------------------
1. Treatment of Claims and Interests
   ---------------------------------
       See Article II hereof for a summary of the treatment of Claims and Equity Interests under the Plan.

2. Voting of Claims
   ----------------
       Each holder of an Allowed Claim in an Impaired Class of Claims that is entitled to vote on the Plan pursuant to the Code shall be entitled to vote separately to accept or reject the Plan as provided in such order as may be entered by the Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Court. Classes 3A and 3B are Impaired under the Plan.

3. Nonconsensual Confirmation ("Cram down")
   ----------------------------------------
       To the extent any Impaired Class of Claims entitled to vote does not accept the Plan by the statutory majorities required by section 1126(c) of the Code, the Debtor is requesting confirmation of the Plan under the cram down provisions of section 1129(b) of the Code. To the extent Class 4 Equity Interests are deemed Impaired, the holders of such Interests shall not be solicited to vote, but shall be deemed to have rejected the Plan, and the Debtor shall seek confirmation of the Plan under the cram down provisions set forth in section 1129(b) of the Code.

4. The Reorganized Debtor
   ----------------------
       Except as otherwise provided in the Plan, on the Effective Date of the Plan, all Assets of the Debtor shall be vested in the Reorganized Debtor. The Reorganized Debtor shall assume all of the Debtor's rights, obligations and liabilities under the Plan.

       Following the Effective Date, eCom will take steps to acquire one or more operating businesses for itself and the Subsidiaries and seek to bring the Subsidiaries into compliance with SEC requirements.

(a) Management and Officers of the Reorganized Debtor
    --------------------------------------------------
       Initially, Barney A. Richmond will continue to serve as eCom's chief executive officer, and Mr. Richard Turner will continue to serve as eCom's treasurer and chief financial officer. Messrs. Richmond and Turner will devote sufficient time to eCom in order to pursue its objectives. Messrs. Richmond and Turner will, for the foreseeable future, provide their services to eCom at no cost.

       Mr. Richmond is Chairman of ACH. He has been an independent advisor and investor in assisting companies, as well as individuals, regarding public offerings, mergers, reverse mergers and a variety of corporate financing issues.

       Mr. Turner was employed as an accountant responsible for corporate and individual tax returns, business write-up services, and business consulting services, including computer and database management. He was also formerly responsible for financial reporting, budgeting and cost accounting on behalf of a bank.

(b) Issuance of New Common Stock
    ----------------------------
       Upon the effective date of the Plan, eCom shall emerge from bankruptcy as a public company. Under the Plan, all holders of Allowed Equity Interests shall retain their Equity Interests in eCom, subject to the New Common Stock to be issued pursuant to the Plan. There are 49,955,112 shares of eCom common stock currently outstanding. eCom projects that 31,593,064 shares will be issued under the Plan to creditors, for a total of 81,548,176 shares outstanding as of the Effective Date. See Exhibit A to the Plan. Although eCom believes it has over 5,000 shareholders, a portion of the shares are held in street name and, therefore, eCom is not able to determine the precise number of actual shareholders.

       The New Common Stock to be issued on the Effective Date will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933 (and of equivalent state securities or "blue sky" laws) provided by
section 1145(a) of the Code, 11 U.S.C.   1145.  Generally, ection 1145(a) of the
Code exempts from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws the issuance of securities directly or through a warrant to purchase such securities if the following conditions are satisfied: (a) the securities are issued by a debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under a chapter 11 plan; (b) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor and (c) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor or are issued "principally" in such exchange and "partly" for cash or property. The Debtor believes that the issuance of the New Common Stock will satisfy the aforementioned requirements.

       The holders thereof without registration may resell the New Common Stock unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as defined in section 1145(b)(1) of the Code. Generally, section 1145(b)(1) of the Code defines an "underwriter" as any person who (a) purchases a claim against, or equity interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or equity interest, (b) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities, (c) offers to buy securities issued under a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan, or with the offer of sale of securities under the plan, or (d) is an issuer within the meaning of
Section 2(11) of the Securities Act. Although the definition of the term "issuer" appears in Section 2(4) of the Securities Act, the reference (contained in section 1145(b)(1)(D) of the Code) to Section 2(11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

       THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING, AND DOES NOT HEREBY PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. IN LIGHT OF THE COMPLEX AND SUBJECTIVE INTERPRETIVE NATURE OF WHETHER A PARTICULAR RECIPIENT OF NEW COMMON STOCK MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF SECTION 1145(B)(1) OF THE CODE UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND, CONSEQUENTLY, THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND EQUIVALENT STATE SECURITIES AND "BLUE SKY" LAWS, THE DEBTORS ENCOURAGE EACH HOLDER OF A CLAIM OR EQUITY INTEREST POTENTIALLY ENTITLED TO RECEIVE A REORGANIZATION SECURITY UNDER THE PLAN TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISOR(S) WITH RESPECT TO SUCH (AND ANY RELATED) MATTERS.

(c) New Funding
    -----------
       On the Effective Date of the Plan, ACH will advance funds to the Reorganized Debtor in order to fund obligations under the Plan. Additionally, ACH shall advance to eCom funds sufficient to comply with reporting requirements under any applicable federal and state securities laws, and to file all required federal, state and local tax returns. The amount of New Funding is estimated to be $129,000, as set forth in the projections and pro forma balance sheet provided in Plan Exhibit B. ACH has placed this amount in escrow. The New Funding shall be in the form of a loan. The New Funding shall be loaned to the Reorganized Debtor on the following terms: (x) the New Funding shall be loaned on an unsecured basis, (y) the New Funding shall accrue interest at the rate of 8% per annum, and (z) the New Funding, plus accrued interest, shall be due and payable in full on the third(3rd) anniversary of the Effective Date by either
(i) converting such amount into common shares of the Reorganized Debtor's stock at a conversion rate equal to the average trading price of common shares over the five (5) business days preceding the third (3rd) anniversary of the Effective Date, (ii) paying such amount in Cash, or (iii) a combination of
(z)(i) and (z)(ii); provided, however, that the Reorganized Debtor may, in its sole discretion, prepay (without penalty) all or any portion of the New Funding, plus accrued interest, at any time prior to the third (3rd) anniversary of the Effective Date by means provided in (z)(i), (ii) or (iii) above.

(d) Effectiveness of Securities, Instruments and Agreements
    -------------------------------------------------------
       On the Effective Date, agreements entered into or documents issued pursuant to the Plan and/or any agreement entered into or instrument or document issued in connection with any of the foregoing, as applicable, shall become effective and binding upon the parties thereto in accordance with their respective terms and conditions and shall be deemed to become effective simultaneously.

(e) Corporate Action
    ----------------
       On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors or members of one or more of the Debtor or Reorganized Debtor or their successors in interest under the Plan shall be deemed to have occurred and shall be in full force and effect from and after the Effective Date pursuant to the General Corporation Law of the State of Florida, without any requirement of further action by the stockholders or directors of the Debtor or Reorganized Debtor.

(f) Approval of Agreements
    ----------------------
       Entry of the Confirmation Order shall constitute approval of any Plan Documents and all such transactions, subject to the occurrence of the Effective Date.

(g) No Change of Control
    --------------------
       Any acceleration, vesting or similar change of control rights of any Person under employment, benefit or other arrangements with the Debtor that could otherwise be triggered by the entry of the Confirmation Order or the consummation of the Plan or any of the transactions contemplated thereby shall be deemed to be waived and of no force or effect.

(h) Restructuring Transactions
    --------------------------
       On and after the Effective Date, the Reorganized Debtor or any of the Subsidiaries may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective business, subject to the terms, conditions and restrictions set forth in the Bylaws of, or otherwise applicable to, the Reorganized Debtor or the Subsidiaries. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtor or the Subsidiaries to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effect the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtor or the Subsidiaries to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of the Reorganized Debtor or the Subsidiaries vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to the Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against the Reorganized Debtor, as applicable and to the extent necessary.

       Because the Restructuring Transactions have not yet occurred, there are no projections presented for future operations of the Debtor. A pro forma balance sheet is annexed as Exhibit B to the Plan.

(i) Operation of the Debtor in Possession Between the Confirmation Date
    -------------------------------------------------------------------
    and the Effective Date
    ----------------------
       The Debtor shall continue to operate as a debtor in possession in the ordinary course, consistent with past practice, subject to the supervision of the Court and pursuant to the Code and the Rules during the period from the Confirmation Date through and until the Effective Date, and any obligation incurred by the Debtor during that period shall constitute an Administrative Claim.

(j) Spin-Off of Subsidiaries
    ------------------------
       On December 1, 2003, the board of directors of eCom approved the spinoff of the Subsidiaries. On June 4, 2004, the board of directors of eCom readopted a resolution to spinoff the Subsidiaries and authorized whatever action necessary to complete this process including acquisitions and mergers. In this regard, the board included instructions for the distribution of stock by its transfer agent to the proper entities when the share certificates were properly exercised and costs relating to the issuance of these shares were paid in full. Notwithstanding the foregoing, eCom was not able to pay its transfer agent the amounts required to send out the stock certificates to the shareholders and, therefore, the shares were not issued. Due to eCom's financial condition, eCom was unable to effectuate the spinoffs. In connection with the spinoffs, eCom owned all outstanding and issued shares of common stock in the Subsidiaries. By spinning off the Subsidiaries, eCom proposed to distribute shares in the Subsidiaries to eCom's shareholders in proportion to the shares held in eCom as of the relevant record date.

       On November 29, 2004, an involuntary petition was filed against eCom under Chapter 11 of Title 11 of the United States Code. Thereafter, an order for relief was entered by the United States Bankruptcy Court on May 16, 2005. On June 2, 2005, the shares of the Subsidiaries were distributed to eCom shareholders of record, as of May 27, 2005. Subsequent thereto, eCom caused a registration statement on Form 10-SB to be filed for each of the Subsidiaries.

       eCom believed that it could effectuate the spinoffs pursuant to the criteria and procedures set forth in the September 16, 1997 Securities and Exchange Commission Staff Legal Bulletin No. 4 issued regarding the applicability of Section 5 of the Securities Act of 1933 (the "Bulletin"). eCom was subsequently advised by the Staff of the Securities and Exchange Commission ("SEC") that the Subsidiaries may not qualify for the spinoff procedures set forth in the Bulletin for a number of reasons, including the facts that (i) there may not have been a valid "business purpose" as defined in the Bulletin, and (ii) the certificates evidencing the shares were distributed prior to having an effective Form 10-SB registration statement available for distribution to shareholders. At the request of the SEC staff, eCom voluntarily withdrew the Form 10-SB registration statements. After the Effective Date, the Subsidiaries may, when and if appropriate transactions may be finalized, make necessary filings to bring them into compliance with SEC regulations.

(k) Administration After the Effective Date
    ---------------------------------------
       After the Effective Date, the Reorganized Debtor may operate its business, and may use, acquire, and dispose of its property, free of any restrictions of the Code and Rules.

       On the Effective Date, the management, control and operation of the Reorganized Debtor shall become the general responsibility of the board of directors of the Reorganized Debtor, which shall, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtor.

(l) Meetings of Stockholders
    ------------------------
       In accordance with the Reorganized Debtor's Certificate of Incorporation and the Reorganized Debtor's Bylaws, as the same may be amended from time to time, the first annual meeting of the stockholders of Reorganized Debtor shall be held on a date selected by its board of directors.

(m) Bylaws and Certificates of Incorporation
    ----------------------------------------
       On the Effective Date, the adoption of the Reorganized Debtor's Certificate of Incorporation and the Reorganized Debtor's Bylaws shall be authorized and approved in all respects to be effective as of the Effective Date, in each case without further action under applicable law, regulation, order, or rule, and including without any further action by the stockholders or directors of the Debtor, the Debtor in Possession or the Reorganized Debtor.
The Reorganized Debtor's Certificate of Incorporation shall (i) prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Code, (ii) authorize the reincorporation under the laws of the State of Florida,
(iii) authorize the issuance of New Common Stock under the Plan, and (iv) authorize any other actions necessary to implementing the Plan, subject to further amendment of such certificates of incorporation as permitted by applicable law and the applicable organizational documents.

(n) Selection of Board Members
    --------------------------
       Members of the board of directors shall be selected in accordance with the Reorganized Debtor's Certificate of Incorporation. As of the Effective Date of the Plan, the members of the initial board of directors shall in each case serve until their respective resignations or removal in accordance with applicable law, or the applicable organizational documents. A schedule setting forth the identities of the Initial Board of Directors shall be filed within ten
(10) days prior to the commencement of the Confirmation Hearing. Elections, removal and terms of directors will be in accordance with Florida General Corporate Law.

(o) Corporate Governance
    --------------------
       The business and affairs of the Reorganized Debtor shall be managed by its board of directors in accordance with the Reorganized Debtor's Bylaws, the Reorganized Debtor's Charter and applicable nonbankruptcy law.

5. Discharge of Debtor
   -------------------
       The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtor and the Debtor in Possession, the Estate, or any of the assets or properties under the Plan. Except as otherwise provided herein, (i) on the Effective Date, all such Claims against and Equity Interest in the Debtor shall be satisfied, discharged and released in full, and (ii) all Persons shall be precluded and enjoined from asserting against the Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not such holder has filed a proof of claim or proof of equity interest and whether or not such holder has voted to accept or reject the Plan.

       Again, eCom shall emerge from bankruptcy with a principal purpose of entering into one or more acquisitions, including, without limitation, acquisitions or mergers, with which to engage in a profitable business or businesses. Notwithstanding that eCom currently has no operating business, the Debtor believes that it is an appropriate candidate for a discharge under section 1141. Specifically, section 1141(d)(3) of the Bankruptcy Code provides, in part, that a debtor is not entitled to a discharge if, (i) the plan provides for liquidation of all or substantially all of the Debtor's assets, (ii) the debtor does not engage in business following consummation of the plan, and (iii) the debtor would be denied a discharge under section 727(a) of Title 11 of the United States Code if the case were pending under Chapter 7 of Title 11 of the United States Code. In this case, eCom believes that the plan does not provide for liquidation of all or substantially all of the Debtor's assets and the Debtor intends to engage in business following confirmation. Moreover, the Plan provides for full payment of Allowed Unsecured Claims (excluding such Claims of Insiders) and holders of Allowed Equity Interests shall retain such Equity Interests. Consequently, eCom believes it is an appropriate candidate for discharge under section 1141 of the Code.

(a) Injunction Related to Discharge
    -------------------------------
       Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Court, all Persons who have held, hold or may hold Claims against or Equity Interests in the Debtor, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order against the Debtor on account of any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any Lien or asserting control of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest. Such injunctions shall extend to the Debtor, its successors, subsidiaries and affiliates and their respective properties and interests in property.

(b) Injunction Against Interference with the Plan
    ---------------------------------------------
       Upon the entry of a Confirmation Order with respect to the Plan, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan, except with respect to actions any such entity may take in connection with the pursuit of appellate rights.

6. Confirmation and Effectiveness of the Plan
   ------------------------------------------
(a) Conditions Precedent to Confirmation
    ------------------------------------
       The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to Section
9.04 of the Plan:

       (i) The Confirmation Order shall be in form and substance reasonably acceptable to the Debtor and include, among other things, a finding of fact that the Debtor, the Reorganized Debtor, and their respective present and former members, officers, directors, employees, advisors, attorneys, and agents acted in good faith within the meaning of and with respect to all of the actions described in section 1125(e) of the Bankruptcy Code and are therefore not liable for the violation of any applicable law, rule or regulation governing such actions; and

       (ii) All exhibits to the Plan, including any Plan Documents, shall be in form and substance reasonably acceptable to the Debtor.

(b) Conditions Precedent to Effectiveness
    -------------------------------------
       The Plan shall not become effective unless and until the following conditions have been satisfied or waived pursuant to Section 9.04 of the Plan:

       (i) The Confirmation Order shall have been entered and shall be a Final Order (with no modification or amendment thereof), and there shall be no stay or injunction that would prevent the occurrence of the Effective Date;

       (ii) The statutory fees owing to the United States Trustee shall have been paid in full;

       (iii) Any and all Plan Documents and exhibits to the Plan, including those to be contained in the Plan, shall be in a form and substance satisfactory to the Debtor;

       (iv) The Reorganized Debtor's Certificate of Incorporation and the Reorganized Debtor's Bylaws shall have been filed, effected, or executed, as required, in form and substance satisfactory to the Debtor; and

       (v) All other actions, authorizations, filings consents and regulatory approvals required (if any) shall have been obtained, effected or executed in a manner acceptable to the Debtor and remain in full force and effect or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

(c) Effect of Failure of Conditions
    -------------------------------
       If each condition to the Effective Date specified in the Plan has not been satisfied or duly waived within ninety (90) days after the Confirmation Date, then upon the filing of a motion by the Debtor made before the time that all conditions have been satisfied or duly waived, the Confirmation Order will be vacated by the Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated, the Plan shall be deemed null and void in all respects, including without limitation the discharge of Claims pursuant to section 1141 of the Code and the assumptions or rejections of executory contracts and unexpired leases as provided by the Plan, and nothing contained herein shall (1) constitute a waiver or release of any Causes of Action by, or Claims against, the Debtor or (2) prejudice in any manner the rights of the Debtor.

(d) Waiver of Conditions
    --------------------
       The Debtor may waive one or more of the conditions precedent to confirmation of the Plan, or the condition precedent to effectiveness of the Plan set forth in Section 9.02 of the Plan. The Debtor may waive in writing one or more of the other conditions precedent to confirmation and effectiveness of the Plan, without further notice to parties in interest or the Bankruptcy Court without a prior hearing.

(e) Exculpation and Releases
    ------------------------
       Subject to the occurrence of the Effective Date, neither the Debtor nor the Reorganized Debtor, or any of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives (the "Exculpated Parties") shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the case and the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan; provided, that the foregoing shall not operate as a waiver or release for (i) any express contractual obligation owing by any such Person or (ii) willful misconduct or gross negligence, and, in all respects, the Exculpated Parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided further that nothing in the Plan shall, or shall be deemed to, release the Exculpated Parties, or exculpate the Exculpated Parties with respect to, their respective obligations or covenants arising pursuant to the Plan.

(f) Releases
    --------
       On the Effective Date, the Debtor, the Reorganized Debtor, and any and all Holders of Claims and Equity Interests shall release unconditionally and are hereby deemed to release unconditionally each of the Debtor, ACH and their post-petition directors and officers, and Professionals (collectively, the "Released Parties") from any and all claims, obligations, suits, judgments, damages, losses, rights, remedies, causes of action, charges, costs, debts, indebtedness, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place between the Petition Date and the Effective Date, which is in any way relating to the Debtor, this Case, any assets or Property of the Estate, the business or operations of the Debtor, the DIP Financing, any Plan Documents, the Plan, or any of the transactions contemplated thereby; provided, however, that this release provision shall not be applicable to any liability found by a court of competent jurisdiction to have resulted from fraud or the willful misconduct or gross negligence of any such party. With respect to professionals, the foregoing exclusion from this release provision shall also include claims of professional negligence arising from the services provided by such Professionals during the Case. Any such claims shall be governed by the standard of care otherwise applicable to the standard negligence claims outside of bankruptcy. The Confirmation Order shall enjoin the prosecution by any Person or entity, whether directly, derivatively or otherwise, of any such claim, obligation, suit, judgment, damage, loss, right, remedy, cause of action, charge, cost, debt, indebtedness, or liability which arose or accrued during such period or was or could have been asserted against any of the Released Parties, except as otherwise provided in the Plan or in the Confirmation Order. Each of the Released Parties shall have the right to independently seek enforcement of this release provision. This release provision is an integral part of the Plan and is essential to its implementation.

(g) Injunction Relating to Exculpation and Release
    ----------------------------------------------
       The Confirmation Order will contain an injunction, effective on the Effective Date, permanently enjoining the commencement or prosecution by the Debtor, the Reorganized Debtor and any other Person, whether derivatively or otherwise, of any Cause of Action exculpated, released or discharged pursuant to this Plan against the released and Exculpated Parties.


                                  ARTICLE VI.
                                  -----------
                   CERTAIN RISK FACTORS TO BE CONSIDERED
                   --------------------------------------

       HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A. Risk that Distributions Will be Less than Estimated by the Debtor

       The factors specified below assume that the Plan is approved by the Court and that the conditions precedent to the Effective Date of the Plan are satisfied or otherwise waived.

       The Debtor reserves the right to object to the amount or classification of any Claim or Equity Interest. Thus, the estimates set forth in this Disclosure Statement cannot be relied upon by any creditor whose Claim or Equity Interest is subject to a successful objection. Any holder of such Claim or Equity Interest may not receive the estimated Distributions set forth herein.

B. Industry Conditions and Financial Condition of Reorganized Debtor

       At the outset, the Reorganized Debtor is essentially a start-up company. While the Reorganized Debtor's Initial Board of Directors and Initial Officers have proven track records in connection with start-up entities and various types of business acquisitions, the Reorganized Debtor is a new business. As such, there are various risks associated with the Reorganized Debtor's business plan and operations.

1. Indebtedness

       The degree to which the Reorganized Debtor is leveraged could have important consequences, including the following:

* the Reorganized Debtor's ability to obtain additional financing in the future for working capital, capital expenditures, general corporate purposes or other purposes may be impaired or such financing may not be available on favorable terms

2. Limited Net Operating Loss Carry-Forwards

       The Debtor currently has significant net operating loss tax carry-forwards. As a consequence of a successful consummation of the Plan, the Reorganized Debtor may utilize net operating loss tax carry-forwards to offset any income generated in the future.

C. Risk of Nonconfirmation of the Plan

       Even if all Voting Classes accept the Plan, the Plan might not be confirmed by the Court. Section 1129 of the Code sets forth the requirements for the confirmation and requires, among other things, that the confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor, and that the value of distributions to dissenting creditors and equity security holders not be less than the value of distributions such creditors and equity holders would receive if the debtor were liquidated under chapter 7 of the Code. There can be no assurance, however, that the Court would also conclude that the requirements for confirmation of the Plan have been satisfied.

       If no plan can be confirmed, the Chapter 11 Case may be converted to a case under Chapter 7 of the Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtor's assets for distribution in accordance with the priorities established by the Code. The Debtor believes that liquidation under Chapter 7 would not result in any distributions being made to creditors than those provided for in the Plan, inasmuch as Distributions to holders of Allowed Unsecured Claims will be funded from a contribution by ACH on the Effective Date of the Plan, which would not otherwise occur, and because the only value to be realized by holders of Allowed Equity Interests may be derived from transactions that may occur following the Effective Date of the Plan.

D. Limited Funds for Pursuit of Business Objectives

       Following the Effective Date, the Reorganized Debtor will have no assets, other than shares in one or more of the Subsidiaries in the event the Debtor cannot effectuate one or more valid spin-offs. Initially, the Reorganized Debtor's only source of financing will be the New Funding to be provided by ACH. After the Effective Date, ACH intends, for the foreseeable future, to advance to the Reorganized Debtor such funds as are necessary for the Reorganized Debtor to comply with its reporting requirements under any applicable federal and state securities laws, and to file all required federal, state and local tax returns. There can be no assurance that the Reorganized Debtor will be able to raise acquisition financing if needed to complete a possible transaction or provide capital to an acquired business.

E. Unspecified Industry and Target Company; Competition for Business
Combinations

       The Reorganized Debtor has not selected any particular industry in which to concentrate its efforts to effect a Restructuring Transaction; however, the Debtor has been in negotiations with IS Direct.

F. Opportunity for Shareholder Evaluation or Approval of Restructuring Transactions

       The shareholders of the Reorganized Debtor will, in all likelihood, neither receive nor otherwise have the opportunity to evaluate any financial or other information which will be made available to the Reorganized Debtor in connection with selecting a potential acquisition or merger target until after a Restructuring Transaction is consummated. As a result, shareholders of the Reorganized Debtor will be almost entirely dependent on the judgment of management in connection with the selection of an acquisition or merger target and the terms of any Restructuring Transaction.

G. Conflicts of Interest

       The Reorganized Debtor's initial officers and directors are engaged in business activities outside of the Reorganized Debtor, and the amount of time devoted to the Reorganized Debtor's activities may be limited. There may exist potential conflicts of interest including, among other things, time, effort and Restructuring Transactions with such other business entities. To aid the resolution of such conflicts, the Reorganized Debtor will adopt a procedure whereby a special meeting of the Reorganized Debtor's shareholders will be called to vote upon a Restructuring Transaction with any affiliated entity, and shareholders who also hold securities of such affiliated entity will be required to vote their shares of the Reorganized Debtor's stock in the same proportion as the Restructuring Debtor's publicly held shares are voted. Such procedure shall be in the form of an informal agreement.

H. Authorization of Additional Securities

       The Reorganized Debtor's board of directors has the power to issue any or all of such authorized but unissued shares without shareholder approval. Although the Reorganized Debtor has no commitments as of the date hereof to issue any shares of new common stock (aside from the New Common Stock to be issued pursuant to the Plan), the Reorganized Debtor will, in all likelihood, issue a substantial number of additional shares in connection with a Restructuring Transaction. To the extent that additional shares of new common stock are issued, dilution to the interests of the Reorganized Debtor's shareholders will occur.

I. Possible Future Change in Control and Management

       Upon the successful completion of a Restructuring Transaction, new common stock in the Reorganized Debtor may be issued, which when issued may comprise a majority of the then issued and outstanding shares of new common stock of the Reorganized Debtor. In such event, there may be a change of control in the Reorganized Debtor which would most likely result in the resignation or removal of the Reorganized Debtor's present officers and/or directors. If there is a change in management, no assurance can be given as to the experience or qualification of such persons either in the operation of the Reorganized Debtor's activities or in the operation of the business, assets or property being acquired.

J. Unforeseeable Risks Associated with Restructuring Transactions

       The Reorganized Debtor may be dependent upon existing or new management of an acquisition or merger target with which it may engage in a Restructuring Transaction, and may thus lack the control necessary to adjust the direction of the business in the event such operating management is unable to cope with business problems that may arise. Because the Reorganized Debtor may participate in a Restructuring Transaction with newly-organized firms or with firms which are attempting to expand through new products, markets or methods of distribution, the Reorganized Debtor may face additional special risks associated with development stage operations or operating management lacking in specific experience pertinent to the business involved. Regardless of the type of business with which the Reorganized Debtor may become involved through a Restructuring Transaction, it will be subject to all of the risk factors, which are presently undeterminable, relating to such business and its industry.

K. Possible Use of Debt Financing; Debt of an Acquisition or Merger Company

       There currently are no limitations on the Reorganized Debtor's ability to borrow or otherwise raise funds to increase the amount of capital available to effect a Restructuring Transaction. However, the Reorganized Debtor's limited resources and lack of operating history will make it difficult to borrow funds. The amount and nature of any borrowings will depend on numerous considerations, including capital requirements, perceived ability to meet debt service on any such borrowings and the than prevailing conditions in the financial markets, as well as general economic conditions. There can be no assurance that debt financing, if required or sought, would be available on terms deemed to be commercially acceptable by and in the best interests of the Reorganized Debtor. The inability to borrow funds required to effect or facilitate a Restructuring Transaction or to provide funds for an additional infusion of capital into an acquisition or merger candidate and may have a material adverse effect on the Reorganized Debtor's financial condition, future prospects and ability to complete a Restructuring Transaction. Additionally, to the extent that debt financing ultimately proves to be available, any borrowings may subject the Reorganized Debtor to various risks traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest. Furthermore, an acquisition or merger candidate may have already incurred borrowings and, therefore, all the risks inherent thereto.

L. The Investment Company Act of 1940

       The Investment Company Act defines an "investment company" as an issuer which is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading of securities. While the Reorganized Debtor does not intend to engage in such activities, the Reorganized Debtor could become subject to regulations under the Investment Company Act in the event the Reorganized Debtor obtains or continues to hold a minority interest in a number of enterprises. The Reorganized Debtor could be expected to incur significant registration and compliance costs if required to register under the Investment Company Act. Accordingly, management will continue to review the Reorganized Debtor's activities from time to time with a view toward reducing the likelihood the Reorganized Debtor could be classified as an "investment company."

       The Reorganized Debtor has not engaged, does not intend to engage, nor does it have the authority to engage in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing or selling securities for compensation. In addition, the Reorganized Debtor does not intend as part of its regular business to issue or promulgate analyses or reports concerning securities. The Reorganized Debtor does not intend to pursue any course of business which would render it an "investment advisor" as that term is defined in the Investment Advisor's Act of 1940.

M. No Dividends Anticipated

       In view of the Reorganized Debtor's present financial status and contemplated financial requirements, the payment of dividends in the foreseeable future is highly unlikely.




                                 ARTICLE VII.
                                 ------------

                          CONFIRMATION OF THE PLAN
                          ------------------------

       Under the Code, the following steps must be taken to confirm the Plan.

A. The Confirmation Hearing
   ------------------------
       The Code requires the Court, after notice, to hold a confirmation hearing before a plan of reorganization may be confirmed. The Confirmation Hearing in
respect of the Plan has been scheduled for [           ] (Eastern Time), before
the Honorable [           ], United States Bankruptcy Judge, at the United
States Bankruptcy Court, Southern District of Florida, West Palm Beach Division,
___________________, Room [       ], West Palm Beach, Florida.  The Confirmation
Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number and type of shares of Equity Interest held by the objector. The Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or
before [            ] (Eastern Time) by [                             ].  The
Confirmation Hearing may be adjourned from time to time by the Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or any adjourned Confirmation Hearing.

       Objections to confirmation of the Plan are governed by Rule 9014.

B. Requirements for Confirmation of the Plan
   -----------------------------------------
       At the Confirmation Hearing, the Court will confirm the Plan only if all of the requirements of section 1129 of the Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and stockholders that are impaired under the plan.

1. Unfair Discrimination and Fair and Equitable Tests
   --------------------------------------------------
       To obtain nonconsensual confirmation of the Plan, the Court must determine that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, non-accepting Class. The Code provides a non-exclusive definition of the phrase "fair and equitable." The Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

(x) Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

(y) Unsecured Creditors. Either (i) each non-accepting impaired unsecured creditor class receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

(z) Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

2. Feasibility
   -----------
       The Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. The Debtor believes that it will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization. The Debtor further believes that it will be able to repay or refinance all of the then-outstanding indebtedness under the Plan at or prior to the maturity of such indebtedness. As set forth in Plan Exhibit B, ACH has placed the New Funding amount of $129,000 in escrow to meet projected obligations of the Reorganized Debtor.

3. Best Interests Test
   -------------------
       With respect to each impaired class of Claims and Equity Interests, confirmation of a plan requires that each holder of a Claim or Equity Interest either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Code. To determine what holders of Claims and Equity Interests of each impaired class would receive if the Debtor was liquidated under chapter 7, the Court must determine the dollar amount that would be generated from the liquidation of the Debtor's assets and properties in the context of a hypothetical chapter 7 liquidation case. The cash amount which would be available for satisfaction of Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtor, augmented by the unencumbered cash held by the Debtor at the time of the commencement of the hypothetical liquidation case. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that might result from the termination of the Debtor's business and the use of chapter 7 for the purposes of liquidation.

       The Debtor's costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee might engage. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtor during the pendency of the chapter 11 case. The foregoing types of Claims and other Claims which might arise in a liquidation case or result from the pending chapter 11 case, including any unpaid expenses incurred by the Debtor during the chapter 11 case such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay General Unsecured Claims.

       To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtor's unencumbered assets and properties, after subtracting the amount attributable to the foregoing Claims, are then compared with the value of the property offered to such classes of Claims and Equity Interests under the Plan.

       In light of the fact that the Debtor has no assets, the Debtor has determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtor under chapter 7, inasmuch as holders of Allowed Unsecured Claims will receive full payment and holders of Allowed Equity Interests shall retain their Equity Interests.


                                  ARTICLE VIII.
                                  -------------

             ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
             ----------------------------------------------------------

       The Debtor has evaluated alternatives to the Plan, including the liquidation of the Debtor. After studying these alternatives, the Debtor has concluded that the Plan is the best alternative and will maximize recoveries by parties in interest, assuming confirmation of the Plan. The following discussion provides a summary of the Debtor's analysis leading to its conclusion that a liquidation or alternative plan of reorganization would not provide the highest value to parties in interest.

       If the Plan cannot be confirmed, the Case may be converted to Chapter 7. If converted to Chapter 7, it is highly likely that there would be no Distributions for holders of Allowed Unsecured Claims and holders of Allowed Equity Interests would not be able to retain such Equity Interests. The Debtor believes that liquidation under chapter 7 would result in no distributions to holders of Claims or Equity Interests.


                                   ARTICLE IX.
                                   -----------
                      FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
                      -------------------------------------------

A. Introduction
   ------------
       The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtor and certain holders of Claims. The following summary does not address the federal income tax consequences to holders whose Claims are entitled to reinstatement or payment in full in cash under the Plan (e.g., holders of Administrative Expense Claims, Other Priority Claims, and Secured Claims) or holders of Equity Interests.

       The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

       The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtor has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities).

       This discussion assumes that the various debt and other arrangements to which the Debtor is a party will be respected for federal income tax purposes in accordance with their form.

       ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

B. Consequences to the Debtor
   --------------------------
1. Cancellation of Debt
   --------------------
       The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes - such as net operating loss ("NOL") carryforwards, current year NOLs, tax credits and tax basis in assets - by the amount of any cancellation-of-indebtedness income ("COD") realized by such debt in connection with the bankruptcy case. COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds the fair market value of any consideration given in exchange therefore, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction). On August 29, 2003, the IRS issued proposed and temporary regulations addressing the method for applying the attribute reduction described above to an affiliated group filing a consolidated federal income tax return. The regulations are effective with respect to COD occurring after August 29, 2003. Under these regulations, the attributes of the debtor member are first subject to reduction. These attributes include: (1) consolidated attributes of the debtor member; (2) attributes that arose in separate return limitation years of the debtor member; and (3) the basis of property of the debtor member. To the extent that the excluded COD exceeds the attributes of the debtor member, the regulations generally require the reduction of attributes of other members. If the attributes of the debtor member reduced under the above rules is the basis of stock of another member of the group, a "look-through rule" applies requiring that corresponding adjustments be made to the attributes of the lower-tier member.

2. Limitation on NOL Carryforwards and Other Tax Attributes
   --------------------------------------------------------
       The Debtor expects to report consolidated NOL carryforwards for federal income tax purposes. In addition, the Debtor expects to incur additional losses in the foreseeable future. The amount of the Debtor's losses and NOL carryforwards remains subject to adjustment by the IRS.

3. Alternative Minimum Tax
   -----------------------
       In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes). However, recent legislation provides for a temporary waiver of this limitation for AMT NOL carrybacks or carryforwards.

       In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

       Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

4. Information Reporting and Withholding
   -------------------------------------
       All distributions to holders of Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" (currently, at the rate of 28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

       The foregoing summary has been provided for informational purposes only. All holders of Claims are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences applicable under the Plan.


                                    ARTICLE X.
                                    ----------

                          CONCLUSIONS AND RECOMMENDATIONS
                          -------------------------------

       Based upon the foregoing, the Debtor believes that confirmation of the Plan will provide the greatest recovery for all holders of Allowed Claims and Equity Interests against the Debtor, and recommend that all holders of Allowed Claims and Equity Interests in Classes that are Impaired and entitled to vote on the Plan vote to accept the Plan.





[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

eCom eCom.com, Inc.


By:
   /s/ Barney A. Richmond
      Barney A. Richmond
     Acting CEO


             I HEREBY CERTIFY that I am admitted to the Bar of the United States District Court for the Southern District of Florida and I am in compliance with the additional qualifications to practice in this Court set forth in Local Rule 2090-1(A)

/s/ Michael D. Seese
_____________________________________
Michael D. Seese, Esq.
FBN 997323
KLUGER PERETZ KAPLAN & BERLIN, P.L.
201 South Biscayne Boulevard
1700 Miami Center
Miami, Florida 33131
Telephone: (305) 379-9000
Facsimile: (305) 379-3428
Counsel for Debtor


     I HEREBY CERTIFY that I am appearing pro hac vice in this matter pursuant to order of this Court dated August 21, 2006.

/s/ Michael Yetnikoff
_____________________________________
Michael Yetnikoff, Esq.
________________________
SCHIFF HARDIN LLP
6600 Sears Tower
Chicago, Illinois  60606
Telephone: (312) 258-5500
Facsimile: (312) 258-5600
Counsel for American Capital Holdings, Inc









                                   EXHIBIT "A"

                                    THE PLAN









                                   EXHIBIT "B"

                           DISCLOSURE STATEMENT ORDER









































UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF FLORIDA
WEST PALM BEACH DIVISION
www.flsb.uscourts.gov
In re:
                                                     CHAPTER 11
eCom eCom.Com, Inc.,
                                               Case No. 04-35435-BKC-SHF
Debtor

            ORDER (I) SETTING HEARING TO CONSIDER APPROVAL OF DISCLOSURE
             STATEMENT; (II) SETTING DEADLINE FOR FILING OBJECTIONS TO
                           DISCLOSURE STATEMENT; AND
                  (III) DIRECTING PLAN PROPONENTS TO SERVE NOTICE
                  -----------------------------------------------

                                DISCLOSURE HEARING

                     ___________,____ 2006 at _____a.m./p.m.


                                   LOCATION:
                                   ---------

                      United States Bankruptcy Court
                     Southern District of Florida West
                           Palm Beach Division
                      1675 Palm Beach Lakes Boulevard
                                8th Floor
                       West Palm Beach, Florida 33401



























                 PROPONENTS' DEADLINE FOR SERVING THIS ORDER,
                         DISCLOSURE STATEMENT AND PLAN:

                _________________ (30 days before Disclosure Hearing)


                     DEADLINE FOR OBJECTIONS TO DISCLOSURE STATEMENT:
             _________________ (5 business days before Disclosure Hearing)


                                PLAN PROPONENTS:
                               eCom eCom.Com, Inc.
                          c/o Michael D. Seese, Esq.
                    Kluger, Peretz, Kaplan & Berlin, P.L.
                      201 S. Biscayne Blvd., 17th Flr.
                                 Miami, FL 33131

                                      -and-

                         American Capital Holdings, Inc.
                           c/o Michael Yetnikoff, Esq.
                                Schiff Hardin LLP
                                6600 Sears Tower
                             Chicago, Illinois 60606


A Disclosure Statement and Plan were filed pursuant to 11 U.S.C. sections 1121 and 1125 on August ______, 2006 by the plan proponents named above. This order sets a hearing to consider approval of the disclosure statement (the "Disclosure Hearing"), and sets forth the deadlines and requirements relating to the disclosure statement provided in the Bankruptcy Code, Federal
Rules of Bankruptcy Procedure and local rules of this court.

       The Disclosure Statement is on file with the court, and may be reviewed during normal business hours. The court licensed photocopying service can provide copies of the disclosure statement, at your expense. Copies also may be obtained from the plan proponents by written request, pursuant to paragraph 3(B) of this order.

1.        HEARING TO CONSIDER APPROVAL OF DISCLOSURE STATEMENT

       The court has set a hearing to consider approval of the disclosure statement for the date and time indicated above as "DISCLOSURE HEARING". The disclosure hearing may be continued to a future date by notice given in open court at the disclosure hearing. At the disclosure hearing, the court will consider the disclosure statement, and any modifications or objections to it.

2.     DEADLINE FOR OBJECTIONS TO DISCLOSURE STATEMENT

       The last day for filing and serving objections to the disclosure statement is indicated above as "DEADLINE FOR OBJECTIONS TO DISCLOSURE STATEMENT". Objections to the disclosure statement shall be filed with the court and served on (i) the debtor; (ii) the plan proponents (if other than the debtor); (iii) all committees that have been appointed; (iv) any chapter 11 trustee or examiner that has been appointed; and (v) the U.S. trustee. Pursuant to Local Rule 3017-l(A), any objecting party shall confer with the plan proponents' counsel at least 3 business days before the disclosure hearing in an effort to resolve any objections to the disclosure statement.

3.     PLAN PROPONENT TO SERVE NOTICE

       (A) On or before the date indicated above as "DEADLINE FOR SERVICE OF ORDER, DISCLOSURE STATEMENT AND PLAN", the Plan Proponents shall serve a copy of this order on (i) all creditors; (ii) all equity security holders; (iii) all persons who have requested notice; and (iv) all other interested parties, pursuant to Bankruptcy Rules 2002, and 3017 (including those entities as described in Bankruptcy Rule 3017(f)), and Local Rule 3017-l(B) and including those on a Master Service List required to be filed pursuant to Local Rule 2002-1(K)

       (B) On or before the date indicated above as "DEADLINE FOR SERVICE OF ORDER, DISCLOSURE STATEMENT AND PLAN", the plan proponents shall serve a copy of the disclosure statement and plan, together with this order, on (i) the debtor;
(ii) all committees that have been appointed; (iii) any chapter 11 trustee or examiner that has been appointed; (iv) the Securities and Exchange Commission;
(v) the Internal Revenue Service; (vi) the U.S. trustee; and (vii) any party in interest who requests in writing a copy of the disclosure statement and plan, pursuant to Bankruptcy Rule 3017(a), and Local Rule 3017-l(B).

       The plan proponents shall file a certificate of service of items 3(A) and
(B) above within 3 days after service.

       If the plan proponents do not timely comply with any of the requirements of this order, the court may impose sanctions at the disclosure hearing without further notice, including dismissal, conversion of the case to chapter 7, or the striking of the plan. The court will also consider dismissal or conversion at the disclosure hearing at the request of any party that has requested such relief in a timely filed objection or on the court's own motion.

                                          ###
Submitted by:
MICHAEL D. SEESE, ESQ.
Fla. Bar No. 997323
Kluger, Peretz, Kaplan & Berlin, P.L.
201 South Biscayne Boulevard, 8th Floor
Miami, Florida 33131
Telephone No. (305) 379-9000
Facsimile No. (305) 379-3428

Copies furnished to Michael D. Seese, Esq. [Attorney Seese is directed to serve a confirming copy of this Order upon counsel for the Debtor and the United States Trustee.]












EXHIBIT "C"
Three-Year Trading Price Of eCom Common Stock


ECEC  Ecom Ecom Com Inc


8/25/2006 9:45 AM

Last  .019        Volume 30,000

Company Data

Company Name:               Ecom Ecom Com Inc
Dow Jones Industry:         Recreational Products
Exchange:                   OTHER OTC
Shares Outstanding:         49,955,000
Market Cap:                 949,145
Short Interest:             Exchange provides no short interest data.
52-Week EPS:                -0.01
52-Week High:               0.05 on Wednesday, September 07, 2005
52-Week Low:                0.0038 on Thursday, January 05, 2006
P/E Ratio:                  n/a
Yield:                      n/a
Average Price:              0.0152 (50-day)   0.0144 (200-day)

http://bigcharts.marketwatch.com/print/print.asp?frames=0&symb=ecec  8/25/2006






























                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                            WEST PALM BEACH DIVISION
                              www.flsb.uscourts.gov
In re:
                                                     CHAPTER 11
eCom eCom.Com, Inc.,
                                               Case No. 04-35435-BKC-SHF
Debtor


         ORDER (I) SETTING HEARING TO CONSIDER APPROVAL OF DISCLOSURE
           STATEMENT; (II) SETTING DEADLINE FOR FILING OBJECTIONS TO
                           DISCLOSURE STATEMENT; AND
                 (III) DIRECTING PLAN PROPONENTS TO SERVE NOTICE
                 -----------------------------------------------

                            DISCLOSURE HEARING
             ___________ ,_____ 2006 at ______a.m./p.m.


                                 LOCATION:

                      United States Bankruptcy Court
                       Southern District of Florida
                          West Palm Beach Division
                     1675 Palm Beach Lakes Boulevard
                                8th Floor
                       West Palm Beach, Florida 33401


               PROPONENTS' DEADLINE FOR SERVING THIS ORDER,
                      DISCLOSURE STATEMENT AND PLAN:

             _______________(30 days before Disclosure Hearing)


                DEADLINE FOR OBJECTIONS TO DISCLOSURE STATEMENT:

             ___________(5 business days before Disclosure Hearing)


                            PLAN PROPONENTS:

                           eCom eCom.Com, Inc.
                       c/o Michael D. Seese, Esq.
                   Kluger, Peretz, Kaplan & Berlin, P.L.
                     201 S. Biscayne Blvd., 17th Flr.
                             Miami, FL 33131

                                   -and-

                      American Capital Holdings, Inc.
                        c/o Michael Yetnikoff, Esq.
                            Schiff Hardin LLP
                             6600 Sears Tower
                         Chicago, Illinois 60606
A Disclosure Statement and Plan were filed pursuant to 11 U.S.C. sections 1121
and 1125 on August     , 2006 by the plan proponents named above. This order
sets a hearing to consider approval of the disclosure statement (the "Disclosure Hearing"), and sets forth the deadlines and requirements relating to the disclosure statement provided in the Bankruptcy Code, Federal Rules of Bankruptcy Procedure and local rules of this court.

       The Disclosure Statement is on file with the court, and may be reviewed during normal business hours. The court licensed photocopying service can provide copies of the disclosure statement, at your expense. Copies also may be obtained from the plan proponents by written request, pursuant to paragraph 3(B) of this order.

1.         HEARING TO CONSIDER APPROVAL OF DISCLOSURE STATEMENT


       The court has set a hearing to consider approval of the disclosure statement for the date and time indicated above as "DISCLOSURE HEARING". The disclosure hearing may be continued to a future date by notice given in open court at the disclosure hearing. At the disclosure hearing, the court will consider the disclosure statement, and any modifications or objections to it.

2.     DEADLINE FOR OBJECTIONS TO DISCLOSURE STATEMENT

       The last day for filing and serving objections to the disclosure statement is indicated above as "DEADLINE FOR OBJECTIONS TO DISCLOSURE STATEMENT". Objections to the disclosure statement shall be filed with the court and served on (i) the debtor; (ii) the plan proponents (if other than the debtor); (iii) all committees that have been appointed; (iv) any chapter 11 trustee or examiner that has been appointed; and (v) the U.S. trustee. Pursuant to Local Rule 3017-l(A), any objecting party shall confer with the plan proponents' counsel at least 3 business days before the disclosure hearing in an effort to resolve any objections to the disclosure statement.

3.     PLAN PROPONENT TO SERVE NOTICE

       (A) On or before the date indicated above as "DEADLINE FOR SERVICE OF ORDER, DISCLOSURE STATEMENT AND PLAN", the Plan Proponents shall serve a copy of this order on (i) all creditors; (ii) all equity security holders; (iii) all persons who have requested notice; and (iv) all other interested parties, pursuant to Bankruptcy Rules 2002, and 3017 (including those entities as described in Bankruptcy Rule 3017(f)), and Local Rule 3017-l(B) and including those on a Master Service List required to be filed pursuant to Local Rule 2002-
(1)K.

       (B) On or before the date indicated above as "DEADLINE FOR SERVICE OF ORDER, DISCLOSURE STATEMENT AND PLAN", the plan proponents shall serve a copy of the disclosure statement and plan, together with this order, on (i) the debtor;
(ii) all committees that have been appointed; (iii) any chapter 11 trustee or examiner that has been appointed; (iv) the Securities and Exchange Commission;
(v) the Internal Revenue Service; (vi) the U.S. trustee; and (vii) any party in interest who requests in writing a copy of the disclosure statement and plan, pursuant to Bankruptcy Rule 3017(a), and Local Rule 3017-1 (B).

       The plan proponents shall file a certificate of service of items 3(A) and
(B) above within 3 days after service.
       If the plan proponents do not timely comply with any of the requirements of this order, the court may impose sanctions at the disclosure hearing without further notice, including dismissal, conversion of the case to chapter 7, or the striking of the plan. The court will also consider dismissal or conversion at the disclosure hearing at the request of any party that has requested such relief in a timely filed objection or on the court's own motion.

                                          ###
Submitted by:
MICHAEL D. SEESE, ESQ.
Fla. Bar No. 997323
Kluger, Peretz, Kaplan & Berlin, P.L.
201 South Biscayne Boulevard, 8th Floor
Miami, Florida 33131
Telephone No. (305) 379-9000
Facsimile No. (305) 379-3428

Copies furnished to Michael D. Seese, Esq. [Attorney Seese is directed to serve a confirming copy of this Order upon counsel for the Debtor and the United States Trustee.]